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                                                                   Exhibit 10.27

                                    AGREEMENT


                  This Agreement is entered into this 2nd day of October, 1998, by and between Stuart Entertainment, Inc., a Delaware corporation (the "Company"), with its principal place of business at 3211 Nebraska Avenue, Council Bluffs, Iowa 51501, and Albert F. Barber, an individual (the "Employee"), with his address at 2 Stamford Landing, Suite 100, Stamford, Connecticut 06902

                  WHEREAS, Employee desires to resign from his position as an officer and director of the Company.

                  WHEREAS, the Company and Employee desire to enter into this Agreement to set forth the terms of such resignation.

         NOW, THEREFORE, in consideration of the covenants undertaken, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Resignation. Employee's employment with the Company as its Chief Executive Officer will terminate effective October 2, 1998 (the "Resignation Date"). Effective on the Resignation Date, Employee will relinquish all positions as a director or officer of the Company, as well as its subsidiaries and affiliates. Employee acknowledges that upon receipt of the Employee's final salary payment for the period ended October 2, 1998 that the Company will have paid him for all work performed on or prior to the Resignation Date based on Employee's base annual salary of Three Hundred Seventy-Five Thousand Dollars ($375,000) ("Base Salary"), and has provided Employee with all benefits to which he was entitled through the Resignation Date. Employee hereby waives any right to claim reinstatement as an officer and/or director of the Company following the Resignation Date.

         2. Final Termination Date. The Company shall employ Employee as a salaried employee of the Company reporting to the Company's current Chief Executive Officer to assist the Company in all matters relating to the winding-up of pending work and the orderly transition of work to other employees from the Resignation Date through October 31, 1998, at which time Employee's employment with the Company will terminate ("Final Termination Date"). The Company shall pay Employee his salary based on his Base Salary, and provide Employee with benefits on substantially the same conditions and terms as previously provided to Employee from the Resignation Date through the Final Termination Date. Employee hereby waives any right to claim reinstatement as an employee of the Company or its subsidiaries and affiliates after the Final Termination Date. This Agreement terminates and supersedes all prior employment and severance agreements between Employee and Company. Except for the payments described herein, Employee will not receive or be entitled to receive any other salary, benefits or payments.

         3. Effective Date. The provisions of this Agreement, however, only become effective on the eighth day following Employee's execution of this Agreement ("Effective Date"), provided that Employee does not revoke the Agreement in the seven days preceding the foregoing Effective Date.

         4. Severance. The Company shall provide Employee with:

         a) Severance Payments. The cash equivalent of eleven (11) months of Employee's Base Salary, Three Hundred Forty-Three Thousand Seven Hundred Fifty Dollars ($343,750.00), either (i) in a lump-sum payment within ten (10) days of the Effective Date, discounted on a present value basis at 10% interest ($327,340) (the "Lump Sum Payment"), or (ii) in the form of salary continuation in accordance with the Company's normal payroll procedures, whichever Employee chooses in his sole discretion ("Severance Payment"). The Company shall deduct all applicable tax withholdings for state and federal income taxes, FICA and other deductions required by law and/or


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                  authorized by Employee from the Severance Payment, whether provided in a Lump-Sum Payment or through salary continuation.


         b) Severance Benefits. Health insurance coverage on the same terms as the Company provided to Employee prior to the Resignation Date for a period of eleven months from the Final Termination Date. In the event that Employee elects to have the Company pay the Severance Payments in a Lump-Sum Payment, Employee agrees that at the Company's discretion, the Company may withhold up to Eleven Thousand Dollars ($11,000) of the Lump Sum Payment and pay such amount in eleven (11) equal monthly installments in accordance with the Company's normal payroll procedures. In addition, the Company will pay up to Five Thousand Five Hundred Dollars ($5,500.00), to enable Employee to secure additional life and disability insurance for the eleven months following the Final Termination Date and pay the premium payment for the 1999 premium year for Employee's existing term life and split-dollar life insurance policies. The benefits provided for in this Section 4(b) shall constitute all of the Severance Benefits provided by the Company to Employee after the Final Termination Date. The Company will use its best efforts to cause such Severance Benefits to be effective on or before the Final Termination Date. Employee acknowledges that except as provided for in this Agreement, Employee shall not otherwise be entitled to any other payments or benefits from the Company.

         5. Vacation. In exchange for the Severance Payments and Severance Benefits provided for in Section 4, and the use of the Company Car and Office provided for in Sections 6 and 7 respectively, Employee waives any right to payment for all previously accrued yet unused vacation, if any, remaining as of the Final Termination Date.

         6. Company Car. The Company shall provide Employee with the use of the car to which Employee had use prior to the Resignation Date (the "Company Car") from the Resignation Date through June 30, 1999. During Employee's use of the Company Car pursuant to the terms of this Agreement, the Company shall pay the monthly lease payments, maintenance and insurance coverage for the Company Car. Employee shall be responsible for all payment of gasoline and any fine or ticket in connection with Employee's use of the Company Car. Employee shall make the Company Car, keys, security devices, all registration or licensing documents or other materials supplied to Employee in connection with Employee's use of the Company Car available for pick-up by the Company promptly on June 30, 1999. Employee shall be solely responsible for all expenses incurred if Employee does not make the Company Car available for pick-up by the Company by June 30, 1999.

         7. Office Space. The Company shall allow Employee to use its office space, equipment and facilities at the Company's office at Two Stamford Landing, Office No. 127 in Stamford, Connecticut from the Resignation Date through December 31, 1998. The Company will pay all normal and reasonable costs for the Stamford, Connecticut office space in accordance with prior practices and the Company's policies. Employee shall vacate and remove all personal belongings from the Company's existing office space at Stamford, Connecticut promptly on December 31, 1998. Employee shall vacate and remove all personal belongings from the Company's offices in Council Bluff, Iowa as soon as reasonable.

         8. Stock Options. Employee has vested stock options to acquire 250,000 shares of the Company's common stock (the "Options"), with an exercise price of $3.00 per share. Employee and Company agree that the Company will cancel the Options and grant to Employee non-qualified stock options for 250,000 shares of common stock with an exercise price of $3.00 per share, which must be exercised within one year from the Resignation Date. Employee acknowledges that he has no other stock options or ownership interests in the Company.

         9. Company Property. Employee represents that with the exception of the Company Car, he will turn over to the Company all files, memoranda, records, other documents and all other physical property which Employee received from Company and which are the property of the


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Company by the Final Termination Date, or sooner if requested by the Company.
Employee shall return to the Company all Company credit cards and calling cards promptly upon request.

         10. Tax Liability. Employee agrees that Employee is exclusively liable for the payment of any federal, state, city or other taxes which may be due as a result of any consideration received by Employee as provided by this Agreement; provided, however, that Company shall pay all federal, state and local amounts withheld from payments to Employee and all other employment taxes of the type normally paid by Company on employee salaries in connection with the consideration payable to Employee pursuant to Section 4 of this Agreement.

         11. Non-Competition.

         a) Employee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and subsidiaries, and accordingly agrees as follows:

                  i) For one year following the Resignation Date, Employee will not directly or indirectly, for himself or as agent of, or on behalf of, or in conjunction with, any person, firm, corporation or association, enter into competitive endeavors and will not undertake any commercial activity which is contrary to the best interests of the Company or its affiliates, including becoming an employee, owner (except for passive investments of not more than one percent of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities exchange or in an over-the-counter securities market), officer, agent or director of any firm, person, corporation, association or other entity in any geographic area in which the Company conducts its business which either directly competes with a line or lines of business of the Company accounting for ten percent (10%) or more of the Company's gross sales, revenues of earnings before taxes or derives ten percent (10%) or more of such firm's or person's gross sales, revenues or earnings before taxes from a line or lines of business which directly compete with the company as of the Final Termination Date.

         B) The Employee will not directly or indirectly induce any employee of the Company or its affiliates or subsidiaries to engage in any activity in which the Employee is prohibited from engaging by Paragraph (a) above or to terminate his employment with the company or its affiliates or subsidiaries, and will not directly or indirectly employ or offer employment to any person who was employed by the Company or its affiliates or subsidiaries unless such person shall have ceased to be employed by such entity or any of its affiliates for a period of at least 12 months.

                  It is expressly understood and agreed that although the Employee and the Company consider the restrictions contained in this Section 11 to be reasonable, if a final judicial determination is made by a court of


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                  competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

         1. Releases by Employee. Except for obligations created by this Agreement, Employee hereby covenants not to sue and fully releases Company and its subsidiaries and affiliates, past and present, and each of them, as well as their directors, partners, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns and successors, past and present, and each of them (hereinafter together and collectively referred to as "Releasees") with respect to and from all actions, and claims of any kind, known or unknown, suspected or unsuspected, which Employee may now have or has ever had against any of the Releasees, including all claims arising from Employee's employment as a chief executive officer and/or in any other capacity as an officer and/or director of the Company, and arising out of the termination of his employment as the chief executive officer and/or in any other capacity as an officer and/or director of the Company as of the Resignation Date (and specifically including any and all claims related to prior promises or contracts of employment and any and all claims for wages, benefits, vacation pay, and wrongful termination or discrimination whether based on age, race, sex, disability or otherwise including specifically and without limitation claims under the Federal Age Discrimination in Employment Act, Americans with Disabilities Act, and any state or local statute or law). Employee warrants and represents that Employee has not assigned or transferred to any person or entity any of the claims released by this Agreement and Employee agrees to defend, by counsel of Company's choosing, and indemnify and hold harmless any of the Releasees from and against any claims based on or in connection with or arising out of any such assignment or transfer made.

         2. Releases by Company. Except for obligations created by this Agreement, Company hereby covenants not to sue and fully releases Employee and his successors and assigns (the "Employee Releasees"), with respect to and from all actions, and claims of any kind, known or unknown, suspected or unsuspected, which Company may now have or has ever had against any of the Employee Releasees, including all claims arising from Employee's position as a chief executive officer, officer and/or director of the Company and the termination of that relationship (and specifically including any and all claims related to prior promises or contracts of employment) provided, however, the Company does not release the Employee Releases with respect to claims arising out of or relating to the fraud, gross negligence or willful misconduct of the Employee. The Company warrants and represents that Company has not assigned or transferred to any person or entity any of the claims released by this Agreement and Company agrees to defend, by counsel of Employee's choosing, and indemnify and hold harmless any of the Employee Releasees from and against any claims based on or in connection with or arising out of any such assignment or transfer made.

         3. Indemnification and Defense by Company. Company shall indemnify and defend Employee in any threatened, pending, or contemplated action, suit or proceeding, whether civil or criminal, administrative or investigative, or whether formal or informal which arises by reason of the fact that Employee was a chief executive officer, other officer and/or director of the Company prior to the Resignation Date, against expenses, including attorney's fees, judgments, penalties, fines and amounts to be paid in settlement in connection with such action, suit or proceeding if it is determined by Company that Employee conducted himself in good faith and that Employee reasonably believed (i) in the case of conduct in his official capacity with the Company, that his conduct was in the Company's best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the Company's


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best interests, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe that his conduct was unlawful ("Indemnified Claims"). The Company shall have the sole and exclusive right to select legal counsel to represent the Company and Employee, and to control the defense and/or settlement of any Indemnified Claims. Employee agrees to cooperate with the Company in the defense of any Indemnified Claims, and make available to the Company any and all documents in his possession and/or control that may be necessary or useful to such defense and/or settlement.

              No indemnification shall be made to Employee under this Section 14 with respect to any claim, issue or matter in connection with a proceeding by or on behalf of the Company or any other entity in which Employee's actions giving rise to the action, suit, proceeding or claim constituted fraud, gross negligence and/or willful misconduct on the part of the Employee.

         15.      Confidentiality.

         a) Employer will not at any time, disclose or use for his own benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company or its affiliates and subsidiaries, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company or its affiliates and/or subsidiaries ("Proprietary Information"). The term Proprietary Information shall not include information which is not unique to the Company, its affiliates or subsidiaries, or which is generally known to the industry or the public other than as a result of the Employee's breach of this covenant. The Employee agrees that all materials or articles of information of any kind furnished to the Employee by the Company or developed by the Employee in the course of his employment are and shall remain the sole property of the Company and that by the Final Termination Date, Employee will return to the Company, all memoranda, books, papers, plans, information, letters and other data, and all copies thereof, in any way relating to the business of the Company and its affiliates or subsidiaries, except that Employee may retain personal notes, notebooks and diaries. The Employee further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates or subsidiaries. The Employee agrees that all Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all licenses and other rights in connection with such Proprietary Information.

         b) Employee acknowledges that the Company from time to time receives from third parties confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes ("Third Party Information"). Employee agrees to hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information except as permitted by any agreement between the Company and such third party.

         c) Employee acknowledges that the Company's customers and suppliers constitute a valuable and unique asset of the Company. Employee will not at any time (i) disclose such list of customers and/or suppliers or any part thereof to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, (ii) assist in obtaining customers for any other similar business, or (iii) encourage any customer or supplier to terminate their relationship with the Company.


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         d)       Employee agrees to assign to the Company, without further
                  consideration, his entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to all Inventions. The Inventions shall be the sole property of the Company, whether or not copyrightable or patentable. In addition, Employee agrees to maintain adequate and current written records on the development of all Inventions, which shall also remain the sole property of the Company. Employee understands that "Inventions" means all ideas, processes, inventions, technology, designs, formulas, discoveries, patents, copyrights, and trademarks, and all improvements, rights, and claims related to the foregoing, that are conceived, developed, or reduced to practice by Employee alone or with others using confidential and/or proprietary information of the Company. If, in the course of Employee's employment, with the Company, Employee incorporated into Company property an invention owned by Employee or in which Employee has an interest, the Company is granted a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, modify, use and sell Employee's invention as part of and in connection with the Company property.

         16. Cooperation. Employee agrees to fully cooperate with Company in all matters relating to the winding up of pending work on behalf of Company and the orderly transfer of work to other employees of the Company following the Final Termination Date and thereafter. Employee shall also cooperate in the resolution of any dispute, including litigation of any action, involving the Company that relates in any way to Employee's activities while employed by Company. In the event that Employee performs services at the Company's request under this
Section 16, Company shall pay Employee for his services at an hourly rate of $200.00 per hour, and shall pay Employee's out of pocket expenses incurred in connection with his services. Unless otherwise agreed to by the parties, Employee's services to the Company under this Section 16 shall not exceed a total of forty (40) hours. The terms and conditions of this Section 16 shall not apply to the Company's defense and/or indemnification of Employee with respect to the Indemnified Claims under Section 14 of this Agreement.

         17. Nondisruption. Employee agrees not to make any negative, disparaging, disruptive or damaging statements, comments or remarks to any third party concerning Company or its business, parents, subsidiaries, affiliates, owners, partners, employees, or management. Company agrees to inform the current members of its Board of Directors, executive officers and its newly appointed Chief Executive Officer not to make any negative, disparaging disruptive or damaging statements, comments or remarks to any third party concerning the Employee. However, the Employee agrees that the Company is not responsible or liable for comments made by other employees of the Company. In response to inquiries about Employee from individuals outside of Company, Company's official response shall be: Employee chose to resign for personal and family reasons. In addition, the Company may refer inquiries about Employee to the Company's official press release regarding Employee's resignation, a copy of which is attached hereto as Exhibit A.

         18. Nonadmission of Violation. This Agreement is not, and shall not be construed as, an admission by Company of any violation of its policies or procedures, or of any local, state or federal law or regulation.

         19. Complete Agreement. This Agreement constitutes the full and entire agreement and understanding of the parties. This Agreement supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, between the parties, whether written or oral, concerning the subject matters hereof. This Agreement also supersedes, replaces and terminates as null and void all prior employment and severance agreements between Employee and the Company. All such prior negotiations and agreements are merged into this Agreement. This Agreement does not, however, affect or limit the parties' past or ongoing respective rights and responsibilities under any applicable stock option agreement which provides for disposition of stock which Employee may hold in the Company. The terms and


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conditions contained herein shall inure to the benefit of, and be binding upon, the heirs, representatives, assigns and successors-in-interest of the parties. This is an integrated document.

         20. Severability of Invalid Provisions. If any provision or portion of this Agreement or the application thereof is held by a court of competent jurisdiction or arbitrator to be invalid, unlawful or unenforceable, the remaining provisions or portions of provisions of this Agreement shall remain in full force and effect. Such invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared severable.

         21. Choice of Law. Except for claims relating to trade secrets, any dispute between the parties relating in any way to Employee's employment, the termination of that employment or this Agreement, including, without limitation, the formation, implementation, or termination thereof shall be resolved by arbitration before a single arbitrator in New York, New York, according to the commercial rules of the American Arbitration Association. The parties also agree that prior to commencing any arbitration proceedings, as provided above, the parties shall first attempt to resolve any dispute between or among them through mediation with the assistance of a mediator selected by or agreeable to the parties to the dispute. The costs and expense of arbitration and mediation shall be shared equally by the parties to the arbitration and/or mediation, regardless of which party prevails. The rights and obligations of the parties hereunder, including any agreement to arbitrate and the law to be applied in the arbitration shall be construed and enforced in accordance with and governed by the law of the United States to the extent applicable and otherwise the laws of the State of Delaware, without giving effect to principles of conflicts of law.

         22. Joint Preparation of Agreement. This Agreement is deemed to have been drafted jointly by the parties. Hence, in any construction to be made of this Agreement, the provisions of the Agreement shall not be construed against any party on the basis that the party was the drafter.

         23. Waiver of Breach. No waiver, amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom the waiver, amendment or modification is sought to be enforced. No waiver of any term, condition, breach or default of this Agreement shall be construed as a waiver of any other term, condition, breach or default. Failure to enforce any breach or default of this agreement shall not be a waiver of that breach or default or any other breach or default of this Agreement.

         24. Further Executions. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

         25. Headings. The use of headings in this Agreement is only for ease of reference and the headings have no effect and are not to be considered a part or term of this Agreement.

         26. Each Party to Bear Own Costs. Except as provided herein, the parties agree that each party shall be responsible for the payment of its own costs, attorneys' fees, and all other expense in connection with the negotiation of this Agreement.

         27. Counterparts. This Agreement may be executed in counterparts, provided, however, that this Agreement shall not be binding or effective to or against any party hereto until the Effective date.

         28. Further Acknowledgments. Employee further acknowledges that: (a) Employee has read this Agreement; (b) Employee has been provided a full and ample opportunity to study it; (c) Employee hereby is advised in writing to consult with an attorney prior to signing this Agreement; (d) Employee has been advised that Employee has twenty-one (21) days from the date


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this Agreement is presented to Employee in which to consider this Agreement and whether Employee will enter into it, although Employee may, in the exercise of Employee's discretion, sign or reject this Agreement at any time before the twenty-one (21) day period expires; (e) Employee has seven (7) days following execution of this Agreement to revoke the Agreement by delivering timely notice of Employee's revocation to the President of Company; (f) this Agreement shall not become effective or enforceable and no funds shall be exchanged until the seven (7) day revocation period has expired; (g) Employee enters into this agreement based upon Employee's own knowledge and judgment and not in reliance on any representations or promises of Company other than those contained in this Agreement; (h) Employee understands that if any facts or matters upon which Employee has relied in entering into this Agreement shall hereinafter prove to be otherwise, this Agreement shall nevertheless remain in full force and effect; and (j) Employee is signing this Agreement voluntarily, without coercion, and with full knowledge that it is intended, to the maximum extent permitted by law, as a complete and final release and waiver of any and all claims.



         In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.


Stuart Entertainment, Inc..                        Employee


By: /s/ Timothy R. Stuart                          By: /s/ Albert F. Barber
    Timothy R. Stuart, President                       Albert F. Barber


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